EXHIBIT 99.1

Steelcase Reports Third Quarter Fiscal 2020 Results

  Operating margin increased 290 basis points to 7.9%; EPS improved 48% to $0.46
  Revenue grew 6% to $955 million, driven by strong organic growth in the Americas
  EMEA delivers $7 million improvement in operating income and is profitable for the fiscal year to date
  Company projects fiscal year 2020 revenue of $3.7 billion and EPS of $1.41 to $1.45

GRAND RAPIDS, Mich., Dec. 17, 2019 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported third quarter revenue of $955.2 million and net income of $54.9 million, or diluted earnings of $0.46 per share.  In the prior year, Steelcase reported $901.0 million of revenue and net income of $37.3 million, or diluted earnings of $0.31 per share and adjusted earnings of $0.36 per share.

Revenue increased 6 percent in the third quarter compared to the prior year, reflecting strong growth in the Americas and the Other category.  The growth in the Americas benefited from favorable timing of shipments compared to recent trends and the prior year, in part due to the timing of the U.S. Thanksgiving holiday.  Orders (adjusted for currency translation effects, acquisitions and divestitures) grew 4 percent compared to orders in the third quarter of fiscal 2019, which grew 10 percent compared to the previous year.

Revenue and order growth (decline) by segment
Q3 2020 vs. Q3 2019
	Revenue Growth (Decline)	Organic Revenue Growth	Organic Order Growth

Americas	8%	8%	2%
EMEA	(1)%	0%	11%
Other category	5%	6%	10%
Steelcase Inc.	6%	6%	4%

"We're proud to deliver another quarter of outstanding results, including a 28% improvement in adjusted earnings and terrific year-over-year increases in operating margins in the Americas and EMEA," said Jim Keane, president and CEO.  "Our teams continue to execute against our strategies for growth and profit improvement.  We continue to capitalize on the investments we've made in new product development and drive initiatives for improving our cost structure."

Third quarter operating income of $75.1 million (or 7.9 percent of revenue) increased by $29.7 million or 65.4 percent compared to operating income of $45.4 million (or 5.0 percent of revenue) in the prior year.  The prior year included an $11.2 million pension charge, which had the effect of reducing operating income by $7.5 million after consideration of the related variable compensation expense.  The Americas reported operating income of $74.7 million compared to $52.0 million in the prior year.  Adjusted for the $8.4 million net impact of the pension charge in the prior year, operating income in the Americas increased by $14.3 million, driven primarily by the $52.3 million increase in revenue, which included higher realization of list price adjustments.  EMEA reported operating income of $6.3 million compared to an operating loss of $0.7 million in the prior year, driven by gross margin improvement initiatives and cost reduction efforts.  The Other category reported operating income of $3.3 million compared to $4.2 million in the prior year.

"Our $7 million year-over-year profit improvement in EMEA this quarter is reflective of our teams executing against our strategies as we sustained a high level of revenue while driving improvements in gross margin and operating expenses," said Dave Sylvester, senior vice president and CFO.  "Our year-to-date profitability demonstrates our ability to drive continued improvement in our business, despite an overall economic environment that continues to be challenging, and puts us in a great position to achieve our near-term target of being profitable in EMEA for fiscal 2020."

Gross margin of 33.1 percent in the third quarter represented an increase of 220 basis points compared to the prior year, with a 210 basis point improvement in the Americas (including 160 basis points attributable to the pension charge in the prior year) and a 350 basis point improvement in EMEA.  On a consolidated basis, the improvement was driven by pricing benefits, lower commodity costs, and higher absorption of fixed costs, partially offset by unfavorable business mix.

Operating expenses of $241.0 million in the third quarter represented an increase of $8.1 million, but an improvement of 70 basis points as a percentage of revenue, compared to the prior year.  The increase in expense was primarily driven by higher spending to drive growth and higher variable compensation expense, partially offset by $1.8 million of favorable currency translation effects.

Interest expense of $6.7 million in the third quarter represented an increase of $2.0 million compared to $4.7 million in the prior year due to a higher level of outstanding debt.

Income tax expense of $18.9 million in the third quarter reflected an effective tax rate of 25.6 percent.  In the prior year, income tax expense was $7.9 million and reflected an effective tax rate of 17.5 percent, which included a $3.6 million favorable adjustment.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $527.6 million and total debt was $484.1 million at the end of the third quarter.

"Our strong cash position was further strengthened this quarter as we generated $176 million of cash flow from operations due to strong earnings, a seasonal reduction of working capital, lower estimated tax payments and other favorable timing," said Dave Sylvester.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before January 13, 2020, to shareholders of record as of December 27, 2019.

Outlook

The company expects fiscal 2020 revenue to approximate $3.7 billion, with revenue in the fourth quarter expected to be in the range of $905 to $930 million.  The company reported revenue of $3.4 billion in fiscal 2019, with $912.4 million in the fourth quarter.  Adjusted for the impact of an additional week in fiscal 2020 and unfavorable currency translation effects, the projected revenue range for the fourth quarter translates to an expected organic decline of 2 to 5 percent compared to the fourth quarter of fiscal 2019, which reflected revenue growth of 18 percent and organic revenue growth of 15 percent compared to the previous year.

"Our fourth quarter estimate is impacted by the favorable shipment timing we experienced in the third quarter, which included benefits from the timing of Thanksgiving which fell in Q3 of the prior year compared to Q4 of the current year," said Dave Sylvester.  "We estimate that the fourth quarter will be negatively impacted by $20 million or more compared to the prior year as a result of that timing.  We're pleased our revenue outlook for the full fiscal year is consistent with the targets we established at the beginning of the year as our industry has remained resilient, even as corporate capital spending has been under pressure, and our growth strategies have driven gains in our market share."

Steelcase expects to report diluted earnings per share between $1.41 to $1.45 for fiscal 2020, including an estimate for the fourth quarter of $0.30 to $0.34.  Steelcase reported diluted earnings per share of $1.05 and adjusted earnings of $1.20 per share in fiscal 2019, with earnings per share of $0.19 and adjusted earnings of $0.29 per share in the fourth quarter.

"Our expectation for earnings per share for the full fiscal year would put us well above the $1.20 to $1.35 range we established at the start of the year," said Jim Keane.  "As we look out beyond the end of this fiscal year, we believe we will continue to grow faster than the industry and deliver strong earnings growth as we drive value from our acquisitions, continue to improve our profitability in EMEA and continue to invest in new product development and other growth initiatives."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 22, 2019	November 23, 2018	% Change	November 22, 2019	November 23, 2018	% Change

Revenue
Americas (1)	$690.9	$638.6	8.2%	$2,006.7	$1,828.5	9.7%
EMEA (2)	168.4	170.9	(1.5)%	483.9	441.5	9.6%
Other (3)	95.9	91.5	4.8%	286.9	260.8	10.0%
Consolidated revenue	$955.2	$901.0	6.0%	$2,777.5	$2,530.8	9.7%

Operating income (loss)
Americas	$74.7	$52.0	$197.4	$158.9
EMEA	6.3	(0.7)	1.6	(8.4)
Other	3.3	4.2	14.5	10.6
Corporate (4)	(9.2)	(10.1)	(25.5)	(24.5)
Consolidated operating income	$75.1	$45.4	$188.0	$136.6

Operating income percent	7.9%	5.0%	6.8%	5.4%

Revenue mix
Americas	72.3%	70.9%	72.2%	72.3%
EMEA	17.6%	19.0%	17.4%	17.4%
Other	10.1%	10.1%	10.4%	10.3%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2020 vs. Q3 2019
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2019 revenue	$901.0	$638.6	$170.9	$91.5
Acquisitions	5.7	0.7	5.0	—
Currency translation effects*	(8.2)	(0.5)	(7.1)	(0.6)
Q3 2019 revenue, adjusted	898.5	638.8	168.8	90.9

Q3 2020 revenue	955.2	690.9	168.4	95.9
Organic growth (decline) $	$56.7	$52.1	$(0.4)	$5.0
Organic growth (decline) %	6%	8%	0%	6%

* Currency translation effects represent the estimated net effect of translating Q3 2019 foreign currency revenues using the average exchange rates during Q3 2020.

YEAR OVER YEAR ORGANIC REVENUE GROWTH
Q3 2019 vs. Q3 2018		Q4 2019 vs. Q4 2018
	Steelcase Inc.		Steelcase Inc.

Q3 2018 revenue	$772.1	Q4 2018 revenue	$772.7
Acquisitions	38.7	Acquisitions	34.9
Divestitures	(4.6)	Divestitures	(1.4)
Currency translation effects*	(6.8)	Currency translation effects*	(14.6)
Q3 2018 revenue, adjusted	799.4	Q4 2018 revenue, adjusted	791.6

Q3 2019 revenue	901.0	Q4 2019 revenue	912.4
Organic growth $	$101.6	Organic growth $	$120.8
Organic growth %	13%	Organic growth %	15%

* Currency translation effects represent the estimated net effect of translating Q3 2018 foreign currency revenues using the average exchange rates during Q3 2019.		* Currency translation effects represent the estimated net effect of translating Q4 2018 foreign currency revenues using the average exchange rates during Q4 2019.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q4 2020 vs. Q4 2019
Steelcase Inc.

Q4 2019 revenue	$912.4
Currency translation effects*	(4.0)
Impact of additional week	45.0
Q4 2019 revenue, adjusted	953.4

Q4 2020 revenue, projected	905 - 930
Organic (decline) $	($48) - ($23)
Organic (decline) %	(5%) - (2%)

* Currency translation effects represent the estimated net effect of translating Q4 2019 foreign currency revenues using the exchange rates at the end of Q3 2020.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)	(Unaudited)	(Unaudited)
	Three Months Ended	Three Months Ended	Twelve Months Ended
	November 23, 2018	February 22, 2019	February 22, 2019
Diluted earnings per share	$0.31	$0.19	$1.05
Early retirement debt charges, per share	—	0.14	0.14
Pension charge, per share	0.09	—	0.09
Variable compensation impact, per share	(0.03)	—	(0.03)
Tax impact, per share	(0.01)	(0.04)	(0.05)
Adjusted earnings per share	$0.36	$0.29	$1.20

MULTI-EMPLOYER PENSION PLAN CHARGE IMPACT ON Q3 2019 RESULTS

	Americas	EMEA	Other Category	Corporate	Total
Cost of sales
Pension charge	$11.2	—	—	—	$11.2
Variable compensation impact	(0.9)	(0.1)	(0.1)	—	(1.1)
Total impact on cost of sales	10.3	(0.1)	(0.1)	—	10.1

Operating expenses
Variable compensation impact	(1.9)	(0.4)	(0.1)	(0.2)	(2.6)
Operating income	$8.4	$(0.5)	$(0.2)	$(0.2)	$7.5

Tax impact					$2.0
Net income					$5.5

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22, 2019		November 23, 2018		November 22, 2019		November 23, 2018
Revenue	$955.2	100.0%	$901.0	100.0%	$2,777.5	100.0%	$2,530.8	100.0%
Cost of sales	639.1	66.9	622.7	69.1	1,869.5	67.3	1,726.0	68.2
Gross profit	316.1	33.1	278.3	30.9	908.0	32.7	804.8	31.8
Operating expenses	241.0	25.2	232.9	25.9	720.0	25.9	668.2	26.4
Operating income	$75.1	7.9%	$45.4	5.0%	$188.0	6.8%	$136.6	5.4%
Interest expense	(6.7)	(0.7)	(4.7)	(0.5)	(20.1)	(0.7)	(14.0)	(0.5)
Investment income	1.3	0.1	0.2	—	3.8	0.1	1.7	0.1
Other income, net	4.1	0.4	4.3	0.5	8.3	0.3	11.3	0.4
Income before income tax expense	73.8	7.7	45.2	5.0	180.0	6.5	135.6	5.4
Income tax expense	18.9	2.0	7.9	0.9	46.8	1.7	32.2	1.3
Net income	$54.9	5.7%	$37.3	4.1%	$133.2	4.8%	$103.4	4.1%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22, 2019		November 23, 2018		November 22, 2019		November 23, 2018
Revenue	$690.9	100.0%	$638.6	100.0%	$2,006.7	100.0%	$1,828.5	100.0%
Cost of sales	459.3	66.5	437.9	68.6	1,339.0	66.7	1,234.1	67.5
Gross profit	231.6	33.5	200.7	31.4	667.7	33.3	594.4	32.5
Operating expenses	156.9	22.7	148.7	23.3	470.3	23.5	435.5	23.8
Operating income	$74.7	10.8%	$52.0	8.1%	$197.4	9.8%	$158.9	8.7%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22, 2019		November 23, 2018		November 22, 2019		November 23, 2018
Revenue	$168.4	100.0%	$170.9	100.0%	$483.9	100.0%	$441.5	100.0%
Cost of sales	116.7	69.3	124.5	72.8	345.0	71.3	321.9	72.9
Gross profit	51.7	30.7	46.4	27.2	138.9	28.7	119.6	27.1
Operating expenses	45.4	27.0	47.1	27.6	137.3	28.4	128.0	29.0
Operating income (loss)	$6.3	3.7%	$(0.7)	(0.4)%	$1.6	0.3%	$(8.4)	(1.9)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 22, 2019		November 23, 2018		November 22, 2019		November 23, 2018
Revenue	$95.9	100.0%	$91.5	100.0%	$286.9	100.0%	$260.8	100.0%
Cost of sales	63.1	65.8	60.3	65.9	185.5	64.7	170.0	65.2
Gross profit	32.8	34.2	31.2	34.1	101.4	35.3	90.8	34.8
Operating expenses	29.5	30.8	27.0	29.5	86.9	30.2	80.2	30.7
Operating income	$3.3	3.4%	$4.2	4.6%	$14.5	5.1%	$10.6	4.1%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 22, 2019	November 23, 2018	November 22, 2019	November 23, 2018
Operating loss	$(9.2)	$(10.1)	$25.5	$24.5

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures; and (2) adjusted earnings per share, which represents earnings per share, excluding (a) charges related to the early retirement of debt and the related income tax effects and (b) charges related to a multi-employer pension plan and the related variable compensation and income tax effects.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project, "targets," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 107 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2019 revenue of $3.4 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 22, 2019	November 23, 2018	November 22, 2019	November 23, 2018
Revenue	$955.2	$901.0	$2,777.5	$2,530.8
Cost of sales	639.1	622.7	1,869.5	1,726.0
Gross profit	316.1	278.3	908.0	804.8
Operating expenses	241.0	232.9	720.0	668.2
Operating income	75.1	45.4	188.0	136.6
Interest expense	(6.7)	(4.7)	(20.1)	(14.0)
Investment income	1.3	0.2	3.8	1.7
Other income, net	4.1	4.3	8.3	11.3
Income before income tax expense	73.8	45.2	180.0	135.6
Income tax expense	18.9	7.9	46.8	32.2
Net income	$54.9	$37.3	$133.2	$103.4

Earnings per share:
Basic	$0.46	$0.31	$1.11	$0.87
Diluted	$0.46	$0.31	$1.11	$0.87
Weighted average shares outstanding - basic	119.5	119.2	119.6	119.0
Weighted average shares outstanding - diluted	120.1	119.5	120.1	119.3

Dividends declared and paid per common share	$0.145	$0.135	$0.435	$0.405

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	November 22, 2019	February 22, 2019
ASSETS
Current assets:
Cash and cash equivalents	$367.7	$261.3
Accounts receivable, net	447.8	390.3
Inventories	248.3	224.8
Prepaid expenses	22.9	19.5
Other current assets	45.6	52.7
Total current assets	1,132.3	948.6

Property, plant and equipment, net	446.1	455.5
Company-owned life insurance ("COLI")	159.9	156.1
Deferred income taxes	120.4	135.8
Goodwill	240.5	240.8
Other intangible assets, net	109.9	119.3
Investments in unconsolidated affiliates	56.8	56.9
Right-of-use operating lease assets	231.9	—
Other assets	26.0	29.4
Total assets	$2,523.8	$2,142.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$281.3	$241.2
Short-term borrowings and current portion of long-term debt	2.6	4.1
Current operating lease obligations	39.7	—
Accrued expenses:
Employee compensation	160.9	168.1
Employee benefit plan obligations	37.7	37.1
Accrued promotions	36.7	27.7
Customer deposits	26.0	20.0
Product warranties	13.3	16.4
Income taxes payable	19.6	3.5
Other	89.6	77.1
Total current liabilities	707.4	595.2

Long-term liabilities:
Long-term debt less current maturities	481.5	482.9
Employee benefit plan obligations	137.1	141.6
Long-term operating lease obligations	209.2	—
Other long-term liabilities	56.9	72.9
Total long-term liabilities	884.7	697.4
Total liabilities	1,592.1	1,292.6

Shareholders’ equity:
Additional paid-in capital	26.0	16.4
Accumulated other comprehensive loss	(56.3)	(47.3)
Retained earnings	962.0	880.7
Total shareholders’ equity	931.7	849.8
Total liabilities and shareholders’ equity	$2,523.8	$2,142.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 22, 2019	November 23, 2018
OPERATING ACTIVITIES
Net income	$133.2	$103.4
Depreciation and amortization	62.9	60.5
Non-cash stock compensation	14.3	15.4
Equity in income of unconsolidated affiliates	(9.9)	(11.1)
Dividends received from unconsolidated affiliates	8.8	6.9
Other	10.3	(12.8)
Changes in operating assets and liabilities:
Accounts receivable	(60.8)	(99.7)
Inventories	(25.2)	(52.3)
Other assets	12.1	4.7
Accounts payable	41.6	45.6
Employee compensation liabilities	(8.8)	(13.5)
Employee benefit obligations	(5.7)	(3.7)
Customer deposits	6.2	(4.8)
Income taxes payable	16.0	(0.4)
Accrued expenses and other liabilities	23.8	7.9
Net cash provided by operating activities	218.8	46.1

INVESTING ACTIVITIES
Capital expenditures	(49.1)	(56.8)
Proceeds from disposal of fixed assets	1.0	20.3
Proceeds from COLI policies	1.2	21.5
Acquisitions, net of cash acquired	—	(226.2)
Other	0.8	(6.3)
Net cash used in investing activities	(46.1)	(247.5)

FINANCING ACTIVITIES
Dividends paid	(51.9)	(48.3)
Common stock repurchases	(8.7)	(4.1)
Borrowings on lines of credit	—	291.8
Repayments on lines of credit	—	(264.4)
Repayments of long-term debt	(2.0)	(2.0)
Other	(1.5)	0.5
Net cash used in financing activities	(64.1)	(26.5)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(3.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	107.8	(231.2)
Cash and cash equivalents and restricted cash, beginning of period[1]	264.8	285.6
Cash and cash equivalents and restricted cash, end of period[2]	$372.6	$54.4

  These amounts include restricted cash of $3.5 and $2.5 as of February 22, 2019 and February 23, 2018, respectively.
  These amounts include restricted cash of $4.9 and $3.4 as of November 22, 2019 and November 23, 2018, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292 - 9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505